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                                                                      EXHIBIT 11

                            BHA Group Holdings, Inc.

                        Computation of Per Share Earnings
                (in thousands of dollars, except per share data)


                                         2000                               1999                             1998
                            -------------------------------  -------------------------------  ---------------------------------
                            Net Earnings  Shares  Per-Share  Net Earnings  Shares  Per-Share   Net Earnings  Shares   Per-Share
                            (Numerator)  (Denom.)   Amt.     (Numerator)  (Denom.)   Amt.      (Numerator)  (Denom.)    Amt.
                            -----------  --------   ----     -----------  --------   ----      -----------  --------    ----
Basic earnings per share:
Earnings available to common
shareholders                   $6,016     6,601    $0.91       $1,084      7,028    $0.15          $7,332    7,171      $1.02

Effect of dilutive
securities--stock options        --          71                   --         106                      --       381

Diluted earnings per
share: Earnings
available to common
shareholders and assumed
conversion                     $6,016     6,672    $0.90       $1,084      7,134   $ 0.15          $7,332    7,552      $0.97
                              ==========================       ==========================          ==========================